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NAME OF REGISTRANT:
Franklin Templeton Fund Allocator Series
File No. 811-07851

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

             FRANKLIN TEMPLETON FUND ALLOCATOR SERIES
                    MINUTES OF SPECIAL MEETING
                     OF THE BOARD OF TRUSTEES

                         October 17, 2005





The Board then discussed the request from Franklin/Templeton Distributors, Inc. ("Distributors") that the public offering of Advisor Class shares for the Trust's Franklin Templeton Conservative Target Fund, Franklin Templeton Moderate Target Fund and Franklin Templeton Growth Target Fund (individually, the "Fund" and collectively, the "Funds") be authorized. As noted in the memorandum provided in the briefing materials for the meeting, the Board authorized and approved the addition of Advisor Class shares for the Funds at a meeting of the Board held on November 19, 1996 and again approved the public offering of the Funds' Advisor Class shares at a meeting of the Board held on April 11, 2002; however, the Funds' Advisor Class shares have not yet been publicly offered based on the recommendation of the Marketing Department. Under the current proposal, Distributors intends to offer the Advisor Class shares on or before 2006. The shares will be sold to and redeemed by certain qualified investors at net asset value without the imposition of any front-end or deferred sales charge, and, in addition, Advisor Class shares will not be subject to distribution fees under a distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended ("12b-1 Plan"). Additionally, Distributors notified the Board of a reduction to the expense cap on each Fund's annual Fund operating expenses. The Board reviewed the pricing and estimated expenses of the Funds' Advisor Class shares included in the memorandum. After further discussion, upon motion duly made, seconded, and unanimously carried, and with the unanimous approval of the independent Trustees voting separately, it was determined that:

     WHEREAS, an additional class of shares of the Franklin Templeton Conservative Target Fund, Franklin Templeton Moderate Target Fund and Franklin Templeton Growth Target Fund (the "Funds") has been established and designated as "Advisor Class" shares, and an unlimited number of shares have been classified and allocated to such Advisor Class shares of the Funds; and

     WHEREAS, the Board of Trustees of the Trust has considered the information presented by Franklin/Templeton Distributors, Inc. relating to the public offering of the Advisor Class shares of the Funds;

     NOW, THEREFORE, BE IT RESOLVED, that the Trust be, and it hereby is, authorized to issue an unlimited number of Advisor Class shares of the Funds, series of the Trust, to the public following the effective date of the Trust's Registration Statement, which is anticipated to be on or before 2006, in accordance with procedures set forth therein, as may be amended from time to time, and in the Trust's Agreement and Declaration of Trust; and

     FURTHER RESOLVED, that the Board of Trustees hereby determines that the Multiple Class Plan, in the form presented, is in the best interests of each class of the Funds, of each series of the Trust, and of the Trust as a whole, and consequently, hereby ratifies and accepts such Multiple Class Plan in the form presented, with such changes as the proper officers of the Trust may authorize; and

     FURTHER RESOLVED, that the proper officers of the Trust are hereby authorized to take such further actions as are necessary to implement the above resolution relating to the Multiple Class Plan, including the filing of the Multiple Class Plan as an exhibit to the Trust's Registration Statements on Form N-1A; and

     FURTHER RESOLVED, that the proper officers of the Trust are authorized and directed to prepare and file with the U.S. Securities and Exchange Commission one or more post-effective amendments to the Trust's Registration Statement on Form N-1A to provide for the public offering of the Advisor Class shares of the Funds; and

     FURTHER RESOLVED, that the Board acknowledges that the Trust's current Distribution Agreement with Franklin/Templeton Distributors, Inc. contemplates the distribution of multiple series of shares as well as classes of shares such as the Advisor Class shares, and shall govern the distribution of Advisor Class shares; and

     FURTHER RESOLVED, that it is desirable and in the best interest of this Trust that its shares be qualified or registered for sale in various states and countries; that the President, any Vice President or any Assistant Vice President and the Secretary or any Assistant Secretary hereby are authorized to determine the states and foreign countries, if any, in which appropriate action shall be taken to qualify or register for sale all or such part of the shares of this Trust, including Advisor Class shares of Franklin Templeton Conservative Target Fund, Franklin Templeton Moderate Target Fund and Franklin Templeton Growth Target Fund, as said officers may deem advisable; that said officers are hereby authorized to perform on behalf of this Trust any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such states and foreign countries, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and the execution by such officers of any such papers or documents or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefore from this Trust and the approval and ratification by this Trust of the papers and documents so executed and the action so taken; and

     FURTHER  RESOLVED, that the appropriate officers  of  the
     Trust  are  hereby authorized and directed to  take  such
     additional   actions  as  they  may  deem  advisable   in
     furtherance of such public offering.



                                             /s/     Steven      J.
Gray____________
                                        Steven J. Gray
                                        Secretary